Exhibit 99.1

NEWS RELEASE

Contact: Martina Bar Kochva	48 South Service Road

Melville, NY 11747

(631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES PLAN TO CEASE OPERATIONS AT ITS FACILITY IN ZHUHAI, CHINA

Melville, New York, Tuesday, July 31, 2012 .......Park Electrochemical Corp. (NYSE-PKE) announced that its Nelco Technology (Zhuhai FTZ) Ltd. facility, located in the Free Trade Zone in Zhuhai, China, plans to commence the procedures required to cease its operations and liquidate, subject to the requisite approvals of government authorities in China.

Park plans to supply and fully support all its customers in Asia from its Nelco Products Pte. Ltd. business unit in Singapore. Consistent with this plan, the manufacturing activities conducted by Nelco Technology (Zhuhai FTZ) Ltd. will be conducted by Nelco Products Pte. Ltd. in Singapore in the future. The proposed cessation of operations does not contemplate the loss of any business by Park.

As the result of the cessation of operations at Nelco Technology (Zhuhai FTZ) Ltd., Park expects to record total pre-tax charges of approximately $3.2 million. The charges include non-cash charges of approximately $2.4 million and cash charges of approximately $0.8 million. The Company is recording approximately $2.6 million of these charges in the 2013 fiscal year second quarter ending August 26, 2012 and expects to record the balance of the charges during the remaining two quarters of the current fiscal year ending March 3, 2013 and the first quarter of the 2014 fiscal year. The Nelco Technology (Zhuhai FTZ) Ltd. business operations will have no further impact on the consolidated financial condition or results of operations of Park Electrochemical Corp. after the cessation of operations.

Certain portions of this news release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park’s expectation. Such factors include, but are not limited to, general conditions in the electronics and aerospace industries, Park’s competitive position, the status of Park’s relationships with its customers, economic conditions in international markets, the cost and availability of raw materials, transportation and utilities, and the various other factors set forth in Item 1A “Risk Factors” and under the caption “Factors That May Affect Future Results” after Item 7 of Park’s Annual Report on Form 10-K for the fiscal year ended February 26, 2012.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, France, Connecticut, Kansas, Arizona and California. The Company also maintains R & D facilities in Arizona, Kansas and Singapore.

Additional corporation information is available on the Company’s web site at www.parkelectro.com.

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